EXHIBIT 99

                                PRESS RELEASE




                       [ESB FINANCIAL CORPORATION LOGO]


                          P R E S S   R E L E A S E



RELEASE DATE:                           CONTACT:

September 19, 2001                      Frank D. Martz
                                        Group Senior Vice President
                                        of Operations and Secretary
                                        (724) 758-5584


             ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND
             _________________________________________________



     ESB Financial Corporation announced today that its Board of Directors at its meeting on September 18, 2001 declared a quarterly cash dividend of $.10 on the Common Stock of ESB Financial Corporation payable on October 25, 2001 to the stockholders of record at the close of business on September 28, 2001.

     In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's favorable results of operations for the three months ended June 30, 2001. The Company recognized net income for the three month period ended June 30, 2001 of $1.7 million or $.25 per diluted share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend. This quarterly cash dividend equates to an annual cash dividend of $.40 per share.

     ESB Financial Corporation is the parent Holding Company of ESB Bank, F.S.B. and offers a wide variety of financial products and services through sixteen offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

                                    -End-